Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SYNAPTOGENIX, INC.

Synaptogenix, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of this corporation is Synaptogenix, Inc., and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was October 31, 2012, under the original name Neurotrope Bioscience, Inc. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 7, 2020 (as amended, the “Certificate of Incorporation”). Pursuant to Section 242 of the DGCL this Certificate of Amendment (this “Amendment”) amends certain provisions of the Certificate of Incorporation.

SECOND: The Board of Directors of the Company duly adopted resolutions approving the Amendment and declaring the Amendment to be advisable.

THIRD: Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The name of the corporation is TAO Synergies Inc. (the “Company” or the “Corporation”).”

FOURTH: All other references to “Synaptogenix, Inc.” in the Certificate of Incorporation shall be replaced with “TAO Synergies Inc.”

FIFTH: This Amendment shall become effective at 8 a.m. Eastern Time on June 26, 2025.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Synaptogenix, Inc. has caused this Certificate of Amendment to be executed by its Chief Financial Officer as of June 24, 2025.

By:	/s/ Robert Weinstein
Name:	Robert Weinstein
Title:	Chief Financial Officer

[Signature Page to Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Synaptogenix, Inc.]